From:

Dosantos Investments S.à r.l.
65, boulevard Grande-Duchesse Charlotte
L-1331 Luxembourg
Share capital: EUR 154,905.89
R.C.S. Luxembourg: B 145.442
(the “Company”)

To:

VimpelCom Ltd.
Claude Debussylaan 15
1082 MC Amsterdam
The Netherlands
To the attention of Jeffrey McGhie

Weather Investments II S.à r.l.
12, rue Guillaume Kroll
L-1882 Luxembourg
Grand Duchy of Luxembourg
To the attention of Naguib Sawiris

April 15, 2011

Re: Acknowledgment related to the Lock-Up Agreement (as defined below)

Ladies and Gentlemen:

Reference is made to the lock-up agreement dated as of April 15, 2011 (the “Lock-Up Agreement”) entered into by and between VimpelCom Ltd. and Weather Investments II S.à r.l. Capitalized terms used in this letter (the “Letter”), but not otherwise defined herein, shall have the meaning ascribed to such terms in the Lock-Up Agreement.

The Company hereby:

(a)	declares that it has a copy of, and has full knowledge of the terms and conditions of, the Lock-Up Agreement; and

(b)
irrevocably acknowledges and agrees that, as of the date of execution of this Letter, it is bound by, and therefore shall perform, the obligations set forth in Article 2.1(a) of the Lock-Up Agreement as a Shareholder, as if the Company was an original signatory to the Lock-Up Agreement.

           The Company hereby agrees to promptly execute and deliver any and all further documents and take such further action as VimpelCom Ltd. and/or Weather Investments II S.à r.l. may reasonably require to effect the purpose of this Letter.

This Letter shall be construed together with, and as a part of, the Lock-Up Agreement and shall be governed by, and construed in accordance with, the laws of the State of New York.

Please indicate your agreement with the foregoing by having the enclosed duplicate copy of this Letter executed in the space provided below by a duly authorized representative and return the same to Dosantos Investments S.à r.l., 65, boulevard Grande-Duchesse Charlotte, L-1331 Luxembourg, for the attention of David Catala, by hand or by courier and by facsimile (No. + 352 2638 3509) by close of business of April 18, 2011 (inclusive).

Very truly yours,

DOSANTOS INVESTMENTS S.A R.L.

By:       /s/ David Catala

Name:    David Catala

Title:      Manager

Confirmed and agreed:

WEATHER INVESTMENTS II S.A R.L.

By:      /s/ Fabio Ceccarelli

Name:  Fabio Ceccarelli

Title:    Manager

VIMPELCOM LTD.

By:        /s/ Jeffrey McGhie

Name:   Jeffrey McGhie

Title:     General Counsel